Applied Blockchain Announces Appointment and Promotion of Regina Ingel as Chief Marketing Officer

-- Through Expanded Leadership Role, Ingel Will Lead the Company’s Marketing and Brand Strategy to Support Its Next Stage of Accelerated Growth –
DALLAS, TX – August 1, 2022 -- Applied Blockchain, Inc. (Nasdaq: APLD) ("Applied Blockchain" or the "Company") announced today the promotion of Regina Ingel from Executive Vice President of Operations to Chief Marketing Officer (“CMO”) effective August 1, 2022. Ingel had served as the Company’s Executive Vice President of Operations since April 2021. In her new role as CMO, Ingel will lead Applied Blockchain’s fully integrated marketing strategy to support the Company's next stage of accelerated growth and further market penetration, including corporate branding, community outreach, communications, marketing, investor relations, and social media engagement programing.
“Regina’s business development expertise and thorough grasp of Applied Blockchain’s strategic vision and key initiatives will only be more apparent and impactful as our CMO,” said Applied Blockchain Chairman and CEO, Wes Cummins. “Regina has been with our company essentially since its founding and has, like many of us, worn multiple hats through Applied Blockchain’s rapid growth. Today, I am pleased to officially appoint her to this position, which will provide an increased opportunity for her to make a larger impact at Applied Blockchain.”
Ingel joined Applied Blockchain shortly after its founding as Executive Vice President of Operations. Prior to Applied Blockchain, Ingel was a successful entrepreneur, leveraging her marketing expertise and scaling businesses for both startups and large corporations.
“Applied Blockchain is a disruptor on the forefront of the financial industry's digital transformation, with a dedication to a sustainable blockchain infrastructure, white-glove customer service, and industry-leading execution,” said Ingel. “I am thrilled to grow my role within the Company and look forward to accelerating our growth, leadership voice, community engagement and continuing to build our momentum within the blockchain industry.”
Earlier this month Applied Blockchain announced a five-year hosting contract with Marathon Digital Holdings, Inc. (Nasdaq: MARA) (“Marathon”) for 200-Megawatts (“MW”) of Bitcoin mining capacity. Partnering with Marathon, one of the largest Bitcoin miners in the industry, represents a significant step forward in Applied Blockchain’s growth trajectory.
About Applied Blockchain
Applied Blockchain, Inc. (Nasdaq: APLD) is a builder and operator of next-generation data centers across North America, which provide substantial compute power to blockchain infrastructure and support Bitcoin mining. The Company has partnered with some of the most recognized names in the industry to develop, deploy, and scale its business. Find more information at www.appliedblockchaininc.com. Follow us on Twitter at @APLDBlockchain.

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